SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2003 (June 24, 2003)

SuperGen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27628	91-1841574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Blvd, Suite 200, Dublin, California		94568
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (925) 560-0100

Item 5.    Other Events

On June 25, 2003, SuperGen, Inc. (“SuperGen”) filed a Current Report on Form 8-K to report that SuperGen entered into a financing transaction for $21,250,000 and restructuring of certain previously issued notes.  In response to investor inquiries, SuperGen clarifies that, as previously reported, while the full amount of the $21,250,000 proceeds from the financing was transferred to SuperGen, $10,625,000 of such funds were placed in a SuperGen, interest bearing collateral account, and not available for SuperGen’s use until release.  Absent certain defaults by SuperGen, $5,312,500 (one-half of the $10,625,000) will be available to SuperGen nine months from June 24, 2003, and the remaining $5,312,500 will be available twelve months from June 24, 2003.   The financing and note restructuring transactions are described more fully below, reflecting the above clarification.

On June 24, 2003 SuperGen entered into a Securities Purchase Agreement (“Purchase Agreement”) with purchasers named therein (“Purchasers”) for the private placement of Senior Convertible Notes (“Notes”) in the principal amount of $21.25 million and certain warrants exercisable for securities of AVI BioPharma, Inc., currently owned by SuperGen, and certain other transaction documents relating thereto.   While the full amount of the $21,250,000 proceeds from the financing was transferred to SuperGen, $10,625,000 of such funds were placed in a SuperGen, interest bearing collateral account, and not available for SuperGen’s use until release.  Absent certain defaults by SuperGen, $5,312,500 (one-half of the $10,625,000) will be available to SuperGen nine months from June 24, 2003, and the remaining $5,312,500 will be available twelve months from June 24, 2003.    The Notes have a final maturity date of December 31, 2004, and bear interest at a rate of 4 percent per annum. Interest is payable at SuperGen’s option in cash or, subject to certain conditions, in shares of SuperGen common stock.  The notes are convertible at the investors’ option at any time into SuperGen common stock at a fixed conversion price of not less than $6.00 or more than $8.00, as described in more detail in such Notes. The principal amount of the notes will generally be repaid by SuperGen in four quarterly installments commencing  nine months after closing. SuperGen, at its option, may meet its payment obligations in any combination of cash or shares of SuperGen common stock, provided certain conditions are met.

In addition, SuperGen announced that the holders of its outstanding 4 percent senior exchangeable convertible notes issued in February 2003 converted half of such notes ($10,625,000 principal amount) plus accrued and unpaid interest thereon into shares of SuperGen common stock at the fixed conversion price of $4.25 of such notes, thereby causing the remaining $10,625,000 principal amount of the outstanding notes to have a final maturity date of February 26, 2004. Such remaining notes have been amended to remove the features permitting the holders thereof to exchange such notes into shares of AVI BioPharma, Inc. common stock at an exchange price of $5.00 and the ability of SuperGen to use such shares valued at market at the time of repayment to repay the outstanding principal amount.

Copies of the documents governing these transactions are filed as exhibits to this report and are incorporated in this report by reference.  The description of the transactions is qualified in their entirety by these documents.

In connection with the placement, SuperGen also agreed to pay certain cash fees and grant certain warrants for SuperGen Common Stock to the placement agent, Rodman & Renshaw, Inc. for its activity engaged on behalf of SuperGen.

Pursuant to the Registration Rights Agreement, SuperGen will file a registration statement on Form S-3 (“Registration Statement”) to cover the resale of the Interest Shares and Conversion Shares and shares issuable upon exercise of the warrants issued to Rodman & Renshaw, Inc.

On June 25, 2003, SuperGen issued a press release announcing the execution of definitive agreements for the transaction.  A copy of this press release is filed as an exhibit to this report and is incorporated in this report by reference.

Item 7.    Financial Statements and Exhibits.

(c)                                  Exhibits

Exhibit No.	Description
10.1*	Securities Purchase Agreement dated June 24, 2003 by and among SuperGen, Inc. and the purchasers named therein

10.2*	Form of Senior Convertible Note dated June 24, 2003 issued to the purchasers under the Securities Purchase Agreement

10.3*	Registration Rights Agreement dated June 24, 2003 by and among SuperGen, Inc. and the purchasers named therein

10.4*	Form of Warrant dated June 24, 2003 issued to the purchasers under the Securities Purchase Agreement

10.5*	Amended and Restated Pledge Agreement dated June 24, 2003 executed by SuperGen, Inc. in favor of the purchasers under the Securities Purchase Agreement

10.6*	Amended and Restated Securities Account Control Agreement dated June 24, 2003 by and among SuperGen, Inc., the purchasers named therein and Mellon Investor Services LLC

10.7*	Collateral Account Agreement dated June 24, 2003

10.8*	Conversion and Amendment Agreement dated June 24, 2003

10.9*	Amended and Restated Senior Convertible Notes dated June 24, 2003

10.10*	Transfer Agent Instructions

99.1*	Press release dated June 25, 2003 announcing the execution of the definitive agreements for the convertible debt financing and related transactions

99.2	Press release dated July 3, 2003 clarifying the description of certain terms of SuperGen convertible debt financing

* Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERGEN, INC.

Date: July 3, 2003	By:	/s/ Joseph Rubinfeld
Joseph Rubinfeld, Ph.D.
Chief Executive Officer, President
and Director

EXHIBIT INDEX

Exhibit No.	Description
10.1*	Securities Purchase Agreement dated June 24, 2003 by and among SuperGen, Inc. and the purchasers named therein

10.2*	Form of Senior Convertible Note dated June 24, 2003 issued to the purchasers under the Securities Purchase Agreement

10.3*	Registration Rights Agreement dated June 24, 2003 by and among SuperGen, Inc. and the purchasers named therein

10.4*	Form of Warrant dated June 24, 2003 issued to the purchasers under the Securities Purchase Agreement

10.5*	Amended and Restated Pledge Agreement dated June 24, 2003 executed by SuperGen, Inc. in favor of the purchasers under the Securities Purchase Agreement

10.6*	Amended and Restated Securities Account Control Agreement dated June 24, 2003 by and among SuperGen, Inc., the purchasers named therein and Mellon Investor Services LLC

10.7*	Collateral Account Agreement dated June 24, 2003

10.8*	Conversion and Amendment Agreement dated June 24, 2003

10.9*	Amended and Restated Senior Convertible Notes dated June 24, 2003

10.10*	Transfer Agent Instructions

99.1*	Press release dated June 25, 2003 announcing the execution of the definitive agreements for the convertible debt financing and related transactions.

99.2	Press release dated July 3, 2003 [clarifying the terms of SuperGen Convertible Debt Financing].

* Previously filed.